EXHIBIT 10(xvii)









January 14, 1999



Mr. Joel Horowitz
President and
Chief Executive Officer
Tommy Hilfiger U.S.A., Inc.
25 West 39th Street,  11th Floor
New York, New York  10018

Dear Joel:

As we discussed by telephone this morning, I appreciate your working with us to revise the License Agreement so that we will have more incentive to drive the business forward and also be able to make a profit at Stride Rite.

You know I wanted greater concessions; nevertheless, after polling several members of the Stride Rite Board, we accept your offer as delineated in Lynn Shanahan's letter to Diane Sullivan dated January 13, 1999.

With this new start, all of us here at Stride Rite look forward to working with you to build the Tommy Hilfiger footwear business to new heights.

Very truly yours,


/s/ James A. Eskridge

James A. Eskridge

JAE/ccj

Cc:   Diane Sullivan-President Brands, The Stride Rite Corporation
      Lynn Shanahan-Executive Vice President , Tommy Hilfiger U.S.A., Inc.





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